Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on April 18, 2016, and effective as of February 22, 2016 (the “Effective Date”), by and between CorMedix Inc., a Delaware corporation with principal executive offices at 1430 US Highway 206, Suite 200, Bedminster, NJ 07921 (“Company”), and Antony Pfaffle M.D., residing at 5025 Waldo Avenue, Bronx, NY 10471 (“Executive”).  Each of Company and Executive is referred to herein as a “Party” and together they are referred to as the “Parties.”

TERMS

In consideration of the foregoing premises and the mutual covenants and agreements herein contained, the Parties, intending to be legally bound, agree as follows:

1.             Employment.

(a)           Services.  Executive will serve as the Company’s Chief Scientific Officer, and will perform such services for the Company as are customarily associated with such position and as may otherwise be assigned to the Executive from time to time by the Company’s Chief Executive Officer or her designee.

(b)           Acceptance.  Executive hereby accepts such employment subject to the terms of this Agreement.

2.             Term.

The duration of this Agreement (as it may be extended, the “Term”) shall commence on the date hereof and shall continue for a term of two (2) years thereafter, unless sooner terminated pursuant to Section 8; provided, however, that the Term shall be extended automatically for additional, successive one-year periods unless one Party shall notify the other in writing at least sixty (60) days before the initial expiration of the Term or the expiration of any successive one-year period thereafter that this Agreement shall not be so extended after such expiry (a “Notice of Nonrenewal”).  Notwithstanding anything to the contrary contained herein, the provisions of this Agreement specified in Sections 5, 6, 9, 11, 12, and 13 shall survive the expiration or termination hereof.

3.             Duties; Place of Performance.

(a)           Duties.  Executive shall devote substantially all of his business time, attention and energies to the business and affairs of Company and shall use his best efforts to advance the interests of Company.  Executive will perform his duties diligently and to the best of his ability, in compliance with the Company’s policies and procedures and the laws and regulations that apply to the Company’s business.  During the Term, Executive shall not be substantially engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere materially with the performance by Executive of his duties hereunder or Executive's reasonable availability to perform such duties or that Executive knows, or should reasonably know, will adversely affect, or negatively reflect upon, Company.

(b)           Place of Performance.  The duties to be performed by Executive hereunder shall be performed primarily at the executive offices of Company in Bedminster, New Jersey, or wherever the principal executive offices of Company shall hereafter be located, subject to reasonable travel requirements on behalf of Company, or such other place as the Company may reasonably designate.

4.             Compensation.

As full compensation for Executive’s performance of services as an employee of the Company, the Company shall pay Executive as follows:

(a)           Base Salary.  Company shall pay Executive an annual base salary of Two Hundred Eighty thousand Dollars ($280,000) (as it may be increased from time to time, the “Base Salary”), less applicable withholdings and deductions.  Payment shall be made in accordance with Company's normal payroll practices.  The Company’s Board of Directors (the “Board”), or its Compensation Committee, shall review the Base Salary not less than annually to determine whether an increase in the amount thereof is warranted.

(b)           Annual Bonus.  Subject to the following provisions of this Section 4(b), Executive shall be eligible to receive an annual bonus in an amount of up to 50% of the Base Salary then in effect, as determined by the Board (or its Compensation Committee) in its sole discretion based upon the achievement, during the year in question, of (i) objectives for the Company as a whole established by the Board (or its Compensation Committee) at the beginning of the year, and (ii) objectives for Executive agreed by the Board (or its Compensation Committee) and Executive at the beginning of the year.  The Board (or its Compensation Committee) and Executive will endeavor to determine and agree on Executive’s individual objectives for a given year within the first thirty (30) calendar days of each year.  Any annual bonus awarded to Executive shall be paid in cash or a combination of cash and equity (in the form of restricted stock or stock options) as determined by the Board in its discretion, provided that the equity portion will make up no more than 50% of the value of the annual bonus.  Executive must be employed by the Company through December 31 of a given year in order to earn the annual bonus for such year.  The annual bonus for a given year will be paid no later than March 15 of the year following the year to which it relates.

(c)           Withholding.  The Company will withhold from any amounts payable under this Agreement such federal, state and local taxes as the Company determines are required to be withheld pursuant to applicable law.

(d)           Expenses.  Company shall reimburse Executive for all normal, usual and necessary expenses incurred by Executive in furtherance of the business and affairs of Company, including without limitation reasonable travel, lodging, meals, and entertainment upon timely receipt by Company of appropriate vouchers or other proof of Executive's expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by Company.  Such reimbursements will be made in a timely manner and in accordance with the policies of the Company, but in no event later than December 31 of the year following the year in which Executive incurs such expense.  The amount of expenses eligible for reimbursement during one year will not affect the expenses eligible for reimbursement in any other year, and is not subject to liquidation or exchange for another benefit.

(e)           Other Benefits.  Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans, prescription drug reimbursement plans, short and long term disability plans, life insurance and other so-called “fringe” benefits) as Company shall make available to its senior executives from time to time.

(f)           Vacation.  Executive shall be entitled to a vacation of four (4) weeks per annum, of which no more than two (2) weeks may be taken consecutively, in addition to holidays observed by Company and reasonable periods of paid personal and sick leave.  All such paid time off shall be used in accordance with the Company's established policies and procedures.

5.             Confidential Information and Inventions.

(a)           Confidential Information; Non-Disclosure and Non-Use.  Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information of Company, its affiliates or third parties with whom Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any “Confidential and Proprietary Information” (defined below) owned by, or received by or on behalf of Company or any of its affiliates.  The term “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, and any and all information relating to the operation of the Company’s business which the Company may from time to time designate as confidential or proprietary or that Executive reasonably knows should be, or has been, treated by the Company as confidential or proprietary.  Executive expressly acknowledges that the Confidential and Proprietary Information constitutes a protectable business interest of Company.  Confidential and Proprietary Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.  Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from Company's offices at any time during his employment by Company, except as required in the execution of Executive's duties to Company.

(b)           Return of Property.  Upon request during employment and immediately at the termination of his employment, Executive will return to the Company all Confidential and Proprietary Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company in his possession or under his control.  If requested by the Company, Executive will certify in writing that all such materials have been returned to the Company.  Executive also expressly agrees that immediately upon the termination of his employment with the Company for any reason, Executive will cease using any secure website, computer systems, e-mail system, or phone system or voicemail service provided by the Company for the use of its employees.

(c)           Exceptions.  Confidential and Proprietary Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Executive or other violation of this Agreement; or (iii) is disclosed to Executive by a third party under no obligation to maintain the confidentiality of the information.  The restrictions in Section 5(a) above will not apply to any information the extent that that Executive is required to disclose such information by law, provided that the Executive (x) notifies the Company of the existence and terms of such obligation, (y) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (z) only discloses that information actually required to be disclosed.

(d)           Inventions.  Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him within the scope of the Company’s business and in the course of his employment with the Company, either alone or in conjunction with others, during the Term shall be the sole property of Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be "works made for hire" as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith; provided, however that this Section 5(d) shall not apply to Inventions which are not related to the business of Company and which are made and conceived by Executive not during normal working hours, not on Company's premises and not using Company's tools, devices, equipment or Confidential and Proprietary Information. Subject to the foregoing, Executive hereby assigns to Company all right, title and interest he may have or acquire in all Inventions; provided, however, that the Board may in its sole discretion agree to waive Company's rights pursuant to this Section 5(d).

(e)           Further Actions and Assistance.  Executive agrees to cooperate reasonably with Company and at Company’s expense, both during and after his employment with Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Inventions. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Inventions. Executive further agrees that if Company is unable, after reasonable effort, to secure Executive's signature on any such papers, any officer of Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Inventions, under the conditions described in this paragraph.

(f)           Prior Inventions.  Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of Company or to his duties hereunder as having been made or acquired by Executive prior to his work for Company, except for the matters, if any, described in Appendix A to this Agreement.

(g)           Disclosure.  Executive agrees that he will promptly disclose to Company all Inventions initiated, made or conceived or reduced to practice by him, either alone or jointly with others, during the Term.

(h)           Survival.  The provisions of this Section 5 shall survive any termination of this Agreement.

6.             Non-Competition, Non-Solicitation and Non-Disparagement.

(a)           Executive understands and recognizes that his services to Company are special and unique and that in the course of performing such services Executive will have access to and knowledge of Confidential and Proprietary Information and Executive agrees that, during the Term and the twelve month period immediately following Executive’s separation from employment (the “Termination Restriction Period”), whether such separation is voluntary or involuntary, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity ("Person"), enter into or engage in any business involving the development or commercialization of a preventive anti-infective product that would be a direct competitor of Neutrolin or a product containing taurolidine (the “Business of Company”), either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of such Person, in any capacity that requires or could result in Executive’s intentional or unintentional use of the Confidential and Proprietary Information and/or requires Executive to perform services substantially similar to those performed for the benefit of the Company during the Term, within the United States and the European Union, provided, however, that nothing shall prohibit Executive from performing executive duties for any Person that does not engage in the Business of Company.  Executive acknowledges that, due to the unique nature of Company's business, Company has a strong legitimate business interest in protecting the continuity of its business interests and its Confidential and Proprietary Information and the restriction herein agreed to by Executive narrowly and fairly serves such an important and critical business interest of Company.

Notwithstanding the foregoing, nothing contained in this Section 6(a) shall be deemed to prohibit Executive from acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are engaged in the Business of Company so long as such securities do not, in the aggregate, constitute more than four percent (4%) of any class or series of outstanding securities of such corporation; and further notwithstanding the foregoing, nothing contained in this Section 6(a) shall preclude Executive from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if: (i) the Division by which Executive is employed, or to which Executive provides services, is not engaged in the Business of Company, (ii) Executive does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise engaged in or proposing to engage in the Business of Company (individually, a “Competitive Division” and collectively, the “Competitive Divisions”) and (iii) the Competitive Divisions, in the aggregate, accounted for less than one-third of the multi-divisional business or enterprise's consolidated revenues for the fiscal year, and each subsequent quarterly period, prior to Executive's commencement of employment with or provision of services to the Division.

(b)           Reasonableness of Restriction.  Executive hereby acknowledges and agrees that the covenant against competition provided for pursuant to Section 6(a) is reasonable with respect to its duration, geographic area and scope.  In addition, Executive acknowledges that the Company engages in the Business of Company throughout the United States and the European Union.  If, at the time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum duration, scope or geographic area legally permissible under such circumstances will be substituted for the duration, scope or area stated herein.

(c)           Non-Solicitation.  During the Term and the applicable Termination Restriction Period, Executive shall not, directly or indirectly, without the prior written consent of Company:

(i)           solicit or induce any employee of Company or any of its affiliates to leave the employ of Company or any affiliate; or hire for any competitive purpose any employee of Company; or hire any former employee who has left the employment of Company or any affiliate of Company within twelve (12) months of the termination of such employee's employment with Company or any such affiliate for any competitive purpose; or hire any former employee of Company in knowing violation of such employee's non-competition agreement with Company or any such affiliate; or

(ii)           solicit, divert or take away, or attempt to divert or take away, the business or patronage of any agent, client or customer of Company which was served by Company during the twelve-month period prior to the termination of Executive's employment with Company; or induce, encourage, or attempt to induce or encourage any client or customer of Company which was served by Company during the twelve-month period prior to the termination of Executive's employment with Company to reduce, limit, or cancel its business with the Company.

(d)           Non-Disparagement.  Executive agrees that he shall not directly or indirectly disparage, whether or not truthfully, the name or reputation of Company or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of Company or any of its affiliates; provided that, nothing in this Section shall be construed to interfere with Executive’s right to engage in protected concerted activity under the National Labor Relations Act.  Notwithstanding this Section 6(d), nothing contained herein shall apply to statements made by Executive (x) in the course of his responsibility to evaluate the performance and/or participate in any investigation of the conduct or behavior of officers, employees and/or others or (y) as part of any judicial, administrative or other legal action or proceeding, and nothing shall be construed to limit or impair the ability of Executive to provide truthful testimony in response to any validly issued subpoena or to file pleadings or respond to inquiries or legal proceedings by any government agency to the extent required by applicable law.

(e)           Enforcement.  In the event that Executive breaches or threatens to breach any provisions of Section 5 or this Section 6, then, in addition to any other rights Company may have, Company shall be entitled to seek injunctive relief to enforce such provisions.  In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 or this Section 6, Executive shall not urge as a defense that there is an adequate remedy at law nor shall Company be prevented from seeking any other remedies that may be available.

(f)           Remedies Cumulative; Judicial Modification.  Each of the rights and remedies enumerated in Section 6(e) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to Company at law or in equity.  If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies, which shall be given full effect without regard to the invalid portions.  If any of the covenants contained in this Section 6 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the Parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable.

(g)           Survival.  The provisions of this Section 6 shall survive any termination of this Agreement.

7.             Representations and Warranties.

(a)           By Executive.  Executive hereby represents and warrants to Company as follows:

(i)           Neither the execution or delivery of this Agreement nor the performance by Executive of his duties and other obligations hereunder conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Executive is a party or by which he is bound.

(ii)           Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(iii)           Executive will not use any confidential information or trade secrets of any third Party in his employment by Company in violation of the terms of the agreements under which he had access to or knowledge of such confidential information or trade secrets.

(b)           By Company.  Company hereby represents and warrants to Executive that Company has the full right and power to enter and deliver this Agreement and to perform obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Company enforceable against it in accordance with its terms. All approvals or consents required for Company to validly execute and deliver this Agreement and perform its obligations hereunder, including, without limitation, approval of the Board, if required, have been obtained.

8.             Termination.

(a)           Cause.  Executive's employment hereunder may be terminated by the Company immediately for “Cause” (defined below). Any of the following actions by Executive shall constitute “Cause”:

(i)           The willful failure, disregard or refusal by Executive to perform his material duties or obligations under this Agreement;

(ii)           Any willful, intentional or grossly negligent act by Executive having the effect of materially injuring (whether financial or otherwise and as determined reasonably and in good-faith by a majority of the members of the Board) the business or reputation of Company or any of its affiliates;

(iii)           Executive's conviction of any felony involving moral turpitude (including entry of a guilty or nolo contendere plea);

(iv)           A good faith determination by the Board and/or any government representative or agency that the Executive is a “bad actor” as defined by 17 CFR 230.506(a);

(v)           The good faith determination by the Board, after a reasonable and good-faith investigation by the Company that Executive engaged in some form of harassment prohibited by law (including, without limitation, harassment on the basis of age, sex or race) unless Executive's actions were specifically directed by the Board;

(vi)           Any material misappropriation or embezzlement by Executive of the property of Company or its affiliates (whether or not a misdemeanor or felony); or

(vii)           Breach by Executive of any material provision of this Agreement that is not cured, to the extent subject to cure, by Executive to the reasonable satisfaction of Company within thirty (30) days after written notice thereof is given to Executive by Company.

For purposes of this Section 8(a), no act or omission by Executive shall be considered willful if reasonably and in good faith believed by Executive to be in, or not contrary to, the best interests of Company.

(b)           Death.  Executive's employment hereunder shall be terminated upon Executive's death.

(c)           Disability.  The Company may terminate Executive's employment hereunder due to Executive's “Disability” (defined below).  For purposes of this Agreement, a termination due to Executive’s “Disability” shall be deemed to have occurred:

(i)           when the Board has provided a written termination notice to Executive supported by a written statement from a Reputable Independent Physician (defined below), to the effect that Executive shall have become so physically or mentally incapacitated by reason of physical or mental illness or injury as to be unable to resume his employment under this Agreement (with or without reasonable accommodation as that term is defined under applicable law) within the ensuing three (3) months; or

(ii)           upon rendering of a written termination notice by the Board after Executive has been unable to substantially perform his duties hereunder by reason of any physical or mental illness or injury (with or without reasonable accommodation as that term is defined under applicable law) for ninety (90) or more consecutive days or more than one hundred twenty (120) days in any consecutive twelve month period.

The term “Reputable Independent Physician” means a physician satisfactory to both Executive and Company, provided that if Executive and Company do not agree on a physician, then a third physician selected by the physicians selected by Executive and Company.  Executive agrees to make himself available and to cooperate in a reasonable examination by the Reputable Independent Physician.  The determination of the Reputable Independent Physician as to Executive’s disability shall be binding on all Parties.

(d)           Good Reason.  Executive may terminate his employment hereunder for “Good Reason” (as defined below) pursuant to the procedures set forth in this Section 8(d).  In order for Executive to resign for Good Reason, Executive must provide written notice to the Company of the existence of the Good Reason condition within sixty (60) days of the initial existence of such Good Reason condition.  Upon receipt of such notice, the Company will have thirty (30) days during which it may attempt to remedy the Good Reason condition.  If so remedied, Executive may not resign for Good Reason based on such condition.  If the Good Reason condition is not remedied within such thirty (30) day period, Executive may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the thirty (30) day cure period.  The term “Good Reason” shall mean any of the following occurring without the Executive’s consent:

(i)           any material breach of this Agreement by Company;

(ii)           any material reduction by Company of Executive's duties, responsibilities, or authority;

(iii)           a relocation of Company’s principal place of business outside of the New York metropolitan area or to a location more than 50 miles from its immediately preceding location;

(iv)           a material reduction in Executive’s annual base salary unless all officers and/or members of the Company’s executive management team experience an equal or greater percentage reduction in annual base salary and/or total compensation.

(e)           Convenience.  Either Party may terminate Executive's employment hereunder for any reason or no reason at any time by written notice of termination to the other Party, which notice shall specify the termination date, or by providing a Notice of Nonrenewal to the other Party.

9.             Compensation upon Termination.

In the event Executive's employment is terminated, Company shall pay to Executive the Base Salary and benefits otherwise payable to him under Section 4 through the last day of his actual employment by Company along with any reimbursable business expenses subject to Company policy (together, the “Accrued Compensation”).  Except for the Accrued Compensation and as otherwise required by law, Executive will have no further entitlement hereunder to any other compensation or benefits from Company except as expressly provided below:

(a)           Death or Disability.  If Executive's employment is terminated as a result of his death or Disability, Company shall pay to Executive or to Executive's estate, as applicable, (i) his Base Salary through the date which is the sooner of the end of the Term or one hundred eighty (180) days after his death or Disability, and (ii) such other or additional benefits, if any, as may be provided under applicable employee benefit plans, programs and/or arrangements of Company.  All shares of capital stock of Company held by Executive that are subject to vesting (“Restricted Shares”) and all options to purchase shares of capital stock of Company (“Stock Options”) that are scheduled to vest on or before the next succeeding anniversary of the Effective Date shall be accelerated and deemed to have vested as of the termination date. All Restricted Shares and Stock Options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be forfeited to Company as of such date.  Stock Options that have vested as of Executive's termination shall remain exercisable until the earlier to occur of (i) ninety (90) days following such termination and (ii) the expiration/termination date(s) applicable under the grant(s) under which such Stock Options were granted.  Executive acknowledges that to the extent any of the Stock Options were designed as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), his exercise of such Stock Options more than ninety (90) days after his employment with the Company ends may disqualify such Stock Options from being treated as incentive stock options, and may result in such Stock Options being deemed nonqualified stock options, except in certain limited circumstances.  In the case of a termination of employment because of Executive’s Disability, all payments, benefits and/or grants under this Section 9(a) are conditioned upon Executive’s execution of a Release (as defined below) within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law.

(b)           Cause.  If Executive's employment is terminated by the Company for Cause, Executive shall not be entitled to receive any payments or benefits other than the Accrued Compensation.  All Restricted Shares that have not vested as of the date of termination shall be forfeited to Company as of such date. All unexercised Stock Options, vested and unvested, shall immediately terminate upon termination for Cause.

(c)           Other than for Cause, Death or Disability.  If Company terminates Executive's employment other than as a result of Executive's death or Disability and other than for Cause (including by providing a Notice of Nonrenewal to Executive) or if Executive terminates Executive's employment for Good Reason, then conditioned upon Executive executing a Release (as defined below) following such termination, the Company shall the Company will provide to Executive the following separation benefits: (i) the Company will continue to pay to Executive his Base Salary for a period of twelve (12) months, (ii) if Executive timely elects continued health insurance coverage under COBRA, the Company shall pay the entire premium necessary to continue such coverage for Executive and Executive’s eligible dependents until the conclusion of the time when Executive is receiving continuation of Base Salary payments or until Executive becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first, provided however that the Company has the right to terminate such payment of COBRA premiums on behalf of Executive and instead pay Executive a lump sum amount equal to the COBRA premium times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Code, (iii) the Company will provide such other or additional benefits, if any, as may be provided under applicable employee benefit plans, programs and/or arrangements of Company, and (iv) all equity grants of any kind, including Restricted Shares and unvested Stock Options held by Executive shall be accelerated and deemed to have vested as of the termination date. All Stock Options that have vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of Executive's termination shall remain exercisable until the later to occur of (x) the expiry of ninety (90) days following such termination and (y) the expiration/termination date(s) applicable under the grant(s) under which such Stock Options were granted.  Executive acknowledges that to the extent any of the Stock Options were designed as incentive stock options under Section 422 of the Code, his exercise of such Stock Options more than ninety (90) days after his employment with the Company ends may disqualify such Stock Options from being treated as incentive stock options, and may result in such Stock Options being deemed nonqualified stock options, except in certain limited circumstances.  The separation benefits set forth above are conditioned upon Executive executing a release of claims against the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in a form acceptable to the Company (the “Release”) within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law.  The salary continuation described in Section 9(c)(i) above will be payable to Executive over time in accordance with the Company’s payroll practices and procedures beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company, provided that the Company, in its sole discretion, may begin the payments earlier.

(d)           By Executive for Convenience.  If Executive terminates Executive's employment pursuant to Section 8(e), including by providing a Notice of Nonrenewal to the Company, Executive shall not be entitled to receive any payments or benefits other than the Accrued Compensation.

(e)           This Section 9 sets forth the only obligations of Company with respect to the termination of Executive's employment with Company, and Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in this Section 9, except as required by law or the terms of another employee plan, program or arrangement covering him.  Executive acknowledges and agrees that upon the termination of his employment with the Company, regardless of the reason or grounds therefore, he shall resign from his position on the Board and from any other board, organization or foundation wherein Executive sits or belongs as a representative of the Company.

(f)           The obligations of Company that arise under this Section 9 shall survive the expiration or earlier termination of this Agreement.

10.           Change of Control.

(a)           Change of Control Defined.  The term “Change of Control” means, after the Effective Date:

(i)           the acquisition by an individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership of any capital stock of Company, if, after such acquisition, such individual, entity or group beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) fifty percent (50%) or more of the combined voting power of the then-outstanding securities of Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”); or

(ii)           the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving Company or a sale or other disposition of all or substantially all of the assets of Company (“Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns Company or substantially all of Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination.

(b)           Consequence.  Upon a Change of Control, all Restricted Shares and unvested Stock Options held by Executive shall be accelerated and deemed to have vested as of the date of the Change of Control.

(c)           Potential Adjustments due to Tax Implications.  Notwithstanding anything in this Agreement or any other agreement between Executive and Company to the contrary, but subject to this Section 10(c), Company will effectuate the acceleration contemplated under Section 10(b) and will make the payments and other acceleration of benefits under this Agreement and other compensatory arrangements without regard to whether Section 280G of the Code would limit or preclude the deductibility of such payments or benefits.  However, if reducing or eliminating any payment and/or other benefit (including the vesting of his options or other equity compensation) would increase the “Total After-Tax Payments” (defined below), then the amounts payable to Executive will be reduced or eliminated as follows (or in such other manner as Company may specify at the applicable time) to the extent necessary to maximize such Total After-Tax Payments:

(i)           first, by reducing or eliminating any cash payments or other benefits (other than the vesting of any options or stock) and

(ii)          second, by reducing or eliminating the vesting of options and stock that occurs as a result of a Change of Control or other event covered by Section 280G of the Code.

Company's independent, certified public accounting firm will determine whether and to what extent payments or vesting are required to be reduced or eliminated in accordance with the foregoing. If there is ultimately determined to be an underpayment of or overpayment to Executive under this provision, the amount of such underpayment or overpayment will be immediately paid to Executive or refunded by him, as the case may be, with interest at the applicable federal rate under the Code.  The term “Total AfterTax Payments” means the total value of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to Executive or for his benefit (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

11.           Indemnification.

Company shall defend and indemnify Executive in his capacity as Chief Executive Officer of Company to the fullest extent permitted under to the Delaware General Corporate Law (the “DGCL”).  Company shall also establish a policy for indemnifying its officers and directors, including but not limited to Executive, for all actions permitted under the DGCL taken in good faith pursuit of their duties for Company, including, but not limited to, the obtaining of an appropriate level of directors and officers liability insurance coverage and including such provisions in Company's bylaws or certificate of incorporation, as applicable and customary.  Executive shall be designated as a named insured on such directors and officers liability insurance policy.  Executive’s rights to, and Company’s obligation to provide, indemnification shall survive termination of this Agreement.

12.           Compliance with Code Section 409A.

(a)           Intent of the Parties.  The intent of the Parties to the Agreement is that the payments, compensation and benefits under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, in this connection, the Agreement shall be interpreted to be exempt or in compliance with Section 409A.  Further, if any benefit or payment payable under this Agreement is deemed to not comply with Section 409A, Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereunder) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to Executive the after-tax economic equivalent of what otherwise has been provided to Executive pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

(b)           Potential Delay of Payment(s) and Adjustments.  For the avoidance of doubt, the parties intend that payments of the separation benefits set forth in Section 9 above satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9).  If any payment, compensation or other benefit provided to Executive in connection with his separation from service is determined, in whole or in part, to constitute "nonqualified deferred compensation" within the meaning of Section 409A and Executive is a “specified employee” within the meaning of Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the termination date (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the termination date and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(c)           Separation from Service.  Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under Section 9 above that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur additional tax under Section 409A.

(d)           Installments.  If any payment, compensation or other benefit required by the Agreement is to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A.

13.           Miscellaneous.

(a)           Governing Law.  Subject to the next sentence, this Agreement and all questions relating to its validity, interpretation, performance, remediation, and enforcement (including, without limitation, provisions concerning limitations of actions) shall be governed by and construed in accordance with the substantive laws of the State of New Jersey, notwithstanding any choice-of-law doctrines of that jurisdiction or any other jurisdiction that ordinarily would or might cause the substantive law of another jurisdiction to apply.  Notwithstanding the foregoing, all questions relating to the validity, interpretation, performance, remediation, and enforcement of Company’s obligations, and Executive’s rights, under Section 11 shall be governed by and construed in accordance with the substantive laws of the State of Delaware.

(b)           Personal Jurisdiction.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING RELATING IN ANY WAY TO THIS AGREEMENT MAY ONLY BE BROUGHT AND ENFORCED IN THE STATE OR FEDERAL COURTS LOCATED IN SOMERSET COUNTY, NEW JERSEY, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE.  THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.  THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS, AS WELL AS ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM.

(c)           Service of Process.  THE PARTIES FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN THE MANNER AND TO THE ADDRESS SPECIFIED IN SECTION 13(h) OF THIS AGREEMENT.

(d)           Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.  EACH OF THE PARTIES HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(e)           Assignment.  This Agreement, and Executive's rights and obligations hereunder, may not be assigned by Executive. Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective heirs, legal representatives, successors and assigns.

(f)           Amendment.  This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement duly executed by the Parties.

(g)           Waiver.  The failure of either Party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either Party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such Party.  Unless the written waiver instrument expressly provides otherwise, no waiver by a Party of any right or remedy or breach by the other Party in any particular instance shall be construed to apply to any right, remedy or breach arising out of or related to a subsequent instance.

(h)           Notices.  All notices, demands or other communications desired or required to be given by a Party to the other Party shall be in writing and shall be deemed effectively given upon (i) personal delivery to the Party to be notified, (ii) upon confirmation of receipt of fax or other electronic transmission, (iii) one business day after deposit with a reputable overnight courier, prepaid for priority overnight delivery, or (iv) five days after deposit with the United States Postal Service, postage prepaid, certified mail, return receipt requested, in each case to the Party to be notified at its/his address set forth at the top of this Agreement; or to such other addresses and to the attention of such other individuals as either Party shall have designated to the other by notice given in the foregoing manner.

(i)           Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral between the Parties, relating to the subject matter hereof.

(j)           Affiliate and Control Defined.  As used in this Agreement, the term “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.  A Person shall be deemed to “control” another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

(k)           Captions, Headings and Cross-References.  The section headings contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement.  Except as expressly set forth otherwise, all cross-references to sections refer to sections of this Agreement.

(l)           Severability.  In addition to, and not in conflict with, the provisions of Sections 6(b) and 6(f), the Parties agree that each and every provision of this Agreement shall be deemed valid, legal and enforceable in all jurisdictions to the fullest extent possible.  Any provision of this Agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be adjusted and reformed rather than voided, if possible, in order to achieve the intent of the Parties.  Any provision of this Agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction which cannot be adjusted and reformed shall for the purposes of that jurisdiction, be voided.  Any adjustment, reformation or voidance of any provisions of this Agreement shall only be effective in the jurisdiction requiring such adjustment or voidance, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or adjusting, reforming, voiding or rendering that provision or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(m)           Counterpart Execution.  This Agreement may be executed in one or more counterparts each of which shall be an original document and all of which together shall constitute one and the same instrument.  The Parties acknowledge that this Agreement may be executed and delivered by means of electronic signatures and that use and acceptance of electronic signatures to bind the Parties represents the voluntary agreement and intention of the Parties to conduct this transaction by electronic means.  The Parties agree that execution and delivery by electronic means will have the same legal effect as if signatures had been manually written on this Agreement.  This Agreement will be deemed lawfully executed by the Parties by such action for purposes of any statute or rule of law that requires this Agreement to be executed by the Parties to make the mutual promises, agreements and obligations of the Parties set forth herein legally enforceable.  Facsimile and .pdf exchanges of signatures will have the same legal force and effect as the exchange of original signatures.  THE PARTIES HEREBY WAIVE ANY RIGHT TO RAISE ANY DEFENSE OR WAIVER BASED UPON EXECUTION OF THIS AGREEMENT BY MEANS OF ELECTRONIC SIGNATURES IN ANY PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT.  The Parties agree that the legal effect, validity and enforceability of this Agreement will not be impaired solely because of its execution in electronic form or that an electronic record was used in its formation.  The Parties acknowledge that they are capable of retaining electronic records of this transaction.

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date set forth above.

CORMEDIX INC. By: /s/ Randy Milby Name: Randy Milby Title: Chief Executive Officer Date: April 18, 2016	EXECUTIVE: /s/ Antony Pfaffle Name: Antony Pfaffle M.D. Title: Chief Scientific Officer Date: April 18, 2016

APPENDIX A

PRIOR INVENTIONS.

NONE.